EXHIBIT 99.1

Beacon Financial Corporation Appoints John B. Eagan General Counsel & Corporate Secretary

BOSTON, Aug. 03, 2026 (GLOBE NEWSWIRE) -- Beacon Financial Corporation (NYSE: BBT) (the "Company") today announced the appointment of John B. Eagan to the role of General Counsel and Corporate Secretary of Beacon Financial Corporation and Beacon Bank. He succeeds Wm. Gordon Prescott, who retired on July 31 following a distinguished legal career and more than 18 years of service to the organization.

John B. Eagan

“This leadership transition reflects a succession plan that was established more than a year ago as part of our merger agreement and long-term integration strategy,” said Paul A. Perrault, President and Chief Executive Officer. “We are fortunate to have exceptionally strong internal talent ready to step into this critical leadership position. I have confidence in John’s ability to support our clients, colleagues and advance our long-term strategy.”

“We are deeply grateful to Gordon for his leadership, dedication and many contributions to our Company,” Perrault said. “We thank him for his service and wish him all the best in retirement.”

“I am honored to serve Beacon Financial Corporation and Beacon Bank in this new capacity,” Eagan said. “I look forward to partnering with Paul, the Board of Directors and our executive leadership team to provide thoughtful legal counsel, navigate the evolving banking landscape and continue building momentum across the organization.”

As General Counsel and Corporate Secretary, Eagan will serve as a member of the Executive Management Committee and oversee all legal affairs for the Company. He brings nearly three decades of extensive legal, regulatory and corporate governance experience to the position and has played a key leadership role throughout the Company’s integration efforts. He most recently served as Deputy General Counsel and Assistant Secretary for the Company. Prior to joining the Company through the merger between Berkshire Hills Bancorp, Inc. and Brookline Bancorp, Inc., he served as General Counsel and Corporate Secretary of Washington Trust Bank in Spokane, Washington, and spent more than 15 years with People’s United Bank.

ABOUT BEACON FINANCIAL CORPORATION
Beacon Financial Corporation (NYSE: BBT) is the holding company for Beacon Bank & Trust, commonly known as Beacon Bank, a full-service regional bank serving the Northeast. Headquartered in Boston, the Company has $22.3 billion in assets and more than 145 branches throughout New England and New York. Beacon Bank offers a full suite of tailored banking solutions including commercial, cash management, asset-based lending, retail, consumer and residential products and services. The Company also provides equipment financing through its Eastern Funding subsidiary, SBA lending through its 44 Business Capital division, and private wealth services through Clarendon Private.

Media Contact:
Gary R. Levante
Chief Marketing Officer
413.447.1737
gary.levante@beaconbank.com

Investor Relations:
Carl M. Carlson
Chief Financial and Strategy Officer
617.425.5331
carl.carlson@beaconbank.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/b880984d-089c-4466-9d7a-2d388c5e0204